Exhibit 3.27

iARCHIVES, INC.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

ARTICLE I

The name of the corporation is iArchives. Inc. (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Act.

ARTICLE III

The Corporation is authorized to issue only one class of shares which is common voting stock, and the total number of shares which the Corporation is authorized to issue is ONE THOUSAND (1,000), no par value per share. All voting rights of the Corporation shall be exercised by the holders of the Common Stock, and the holders of the Common Stock of the Corporation shall be entitled to receive the net assets of the Corporation upon dissolution. All shares of the Common Stock shall be fully paid and nonassessable.

ARTICLE IV

The address of the Corporation’s initial registered office shall be:

136 East South Temple, Suite 2100

Salt Lake City, UT 84111-1180

The name of the Corporation’s initial Commercial Registered Agent at such address shall be:

C T Corporation System (Registration No. 7140008-0250)

The acknowledgment of the Corporation’s initial Commercial Registered Agent is attached hereto.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the bylaws or amendment thereof duly adopted by the Board of Directors or by the shareholders.

ARTICLE VI

Except as otherwise provided in these Articles of Incorporation or the Act, in furtherance and not in limitation of the powers conferred by the Act, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the Corporation.

ARTICLE VII

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for (i) the amount of a financial benefit received by a director to which he is not entitled, (ii) an intentional infliction of harm on the Corporation or the shareholders, (iii) a violation of Section 16-10a-842 of the Act for unlawful distributions, or (iv) an intentional violation of criminal law. Any repeal or modification of the foregoing provisions of this Article VIII by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of, and advancement of expenses to, any director or officer of the Corporation made a party to a proceeding because he is or was a director or officer, against liability incurred in the proceeding if (i) his conduct was in good faith, (ii) he reasonably believed that his conduct was in, or not opposed to, the Corporation’s best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of, and advancement of expenses to, agents of the Corporation (and any other persons to whom the Act permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors, or otherwise.

Any repeal or modification of any of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.